Exhibit 3.1

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(SEAL)	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (776) 684 5708 Website: secretaryofstate.biz		Entity # C16586-2003
Document Number: 20050041859-54

	Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)		Date Filed: 3/2/2005 10:25:51 AM In the office of

Dean Heller Secretary of State

Important: Read attached instructions before completing form.		ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:	ECCO Capital Corporation

2. The articles have been amended as follows (provide article numbers, if available): Article I  The name of this corporation is changed to Viper Powersports Inc. and this name change shall become effective March 11, 2005.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 76.4% of outstanding shs

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4. Effective date of filing (optional):	March 11, 2005

(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required):

Robert O. Knutson, Secretary / Treasurer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to Include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

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This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.386 Amend 2003 Revised on: 11/03/03

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(SEAL)	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz		Entity # C16586-2003
Document Number: 20050027688-88

	Certificate to Accompany Restated Articles (PURSUANT TO NRS)		Date Filed: 2/22/2005 12:00:03 PM In the office of

Dean Heller Secretary of State

Important: Read attached instructions before completing form.		ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of
Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office: ECCO Capital Corporation

2.  The articles are being ☐ Restated or ☒ Amended and Restated (check only one). Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box.*

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☐

No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on _______. The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

	☐	The entity name has been amended.

	☐	The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)

	☐	The purpose of the entity has been amended.

	☒	The authorized shares have been amended.

	☐	The directors, managers or general partners have been amended.

	☐	IRS tax language has been added.

	☐	Articles have been added.

	☐	Articles have been deleted.

	☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

*  This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

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This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM RESTATED 2003 Revised on: 10/27/03

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF ECCO CAPITAL CORPORATION

          The undersigned does hereby certify that pursuant to action recommended by the Board of Directors of ECCO Capital Corporation (the “Company”) and resolutions duly adopted by the shareholders of the Company on February 2, 2005, the following Amended and Restated Articles of Incorporation for the Company, were duly adopted and approved pursuant to the Nevada Revised Statutes.

ARTICLE I.

          The name of this corporation is ECCO Capital Corporation.

ARTICLE II.

          The name and street address of the Resident Agent of this corporation is INCORPORATE-US.COM, LLC, 1285 Baring Blvd - #205, Sparks, Nevada 89434.

ARTICLE III.

          The aggregate number of shares this corporation has authority to issue shall be One Hundred Twenty Million (120,000,000) shares of capital stock, of which 100,000,000 shares shall be Common Stock with a par value of $.001 per share, and 20,000,000 shares shall be Preferred Stock with a par value also of $.001 per share. The Board of Directors of this corporation is authorized to set one or more classes or series of the Preferred Stock, by resolution adopted in the manner provided by law, and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including, without limitation, the right to create voting, dividend and liquidation rights and preferences greater than those of common stock.

          The undersigned further certifies hereby that the vote by which the stockholders holding shares in the Company entitling them to exercise at least a majority of the voting power have voted in favor of the amended and restated articles as follows:

          Of the outstanding shares of capital stock of the Company, 78.3% voted in favor of the foregoing amended and restated articles of incorporation.

          IN WITNESS WHEREOF, I have subscribed my name hereto this 2nd day of February, 2005.

Robert O. Knutson, Secretary/
Treasurer & CFO of ECCO Capital
Corporation